EXHIBIT 4.3

SUBSCRIPTION AGREEMENT

Cardinal Energy Group, Inc.

6037 Frantz Road, Suite 103

Dublin, OH 43017

Gentlemen:

Section 1. Purchase and Sale. Cardinal Energy Group, Inc. a Nevada corporation (the “Company”), is offering for sale, a maximum of 2,500,000 shares (the “Offering”) of its common stock, par value $0.00001 per share (the “Shares”). Together with this Subscription Agreement, the Purchaser is delivering the full amount of the purchase price for the Shares (the “Purchase Price”) for which the Purchaser is subscribing. This subscription may be rejected, in whole or in part, by the Company in its sole discretion. The undersigned purchaser hereby tenders this Subscription Agreement and applies for the purchase of, the number of Shares set forth on the signature page hereof (the “Signature Page”) at the purchase price per of $1.30 per Share.

The Offering is being made pursuant to a Prospectus dated ___________, 2013 (the “Prospectus”), included as part of the Company’s Registration Statement on Form S-1 (File No. 333-_____) under the Securities Act of 1933, as amended (“Securities Act”), declared effective by the Securities and Exchange Commission (“SEC”) on _________, 2013.

Section 2. Amount and Method of Payment. Payment of the Purchase Price required to purchase the number of Shares subscribed for hereunder shall be made as directed by the Company in the amount of the Purchase Price for each Unit subscribed for, which represents payment in full for each Unit. If a subscription is rejected in whole or in part or if the Offering is terminated for any reason, the Purchaser’s subscription shall be void and all funds received from the Purchaser shall be returned as soon as practicable to the Purchaser without any interest thereon, and without charge or deduction.

Section 3. Representations and Warranties of Purchaser. In order to induce the Company to accept this subscription, the Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

3.1 Either (a) the Purchaser is not a “U.S. person” as defined in Regulation S under the Securities Act or (b), if such a U.S. person as so defined, is (i) an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act or is sufficiently knowledgeable to understand the risks involved in purchasing the Shares, or (ii) the Purchaser, or the Purchaser through its representative, or if the Purchaser is a corporation, partnership, limited liability company, trust or other entity, the Purchaser, by and through its officers, directors, members, trustees, employees or other advisors, is experienced in evaluating an investment in the Company.

The Purchaser has the financial ability to bear the economic risks of its entire investment for an indefinite period, would be able to sustain a complete loss of its investment, and the Purchaser has no need for liquidity with respect to its investment in the Company. If the Purchaser is a natural person, the Purchaser has adequate means for providing for current needs and personal contingencies;

3.2 The Purchaser is not an officer, director or “affiliate” (as that term is defined in Rule 405 promulgated by the SEC under the Securities Act) of the Company;

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3.3 The Purchaser, and if applicable, the Purchaser’s representative, has received from the Company, a current Prospectus, as supplemented to the date of this Subscription Agreement;

3.4 The Purchaser, and if applicable, the Purchaser’s representative, acknowledges that an investment in the Shares entails a number of very significant risks and funds should only be invested if the Purchaser is able to withstand the total loss of his investment;

3.5 Except as set forth in this Subscription Agreement, no representations or warranties, except as set forth in the Prospectus, have been made to the Purchaser, and if applicable, the Purchaser’s representative, by the Company or any agent, employee or affiliate of the Company;

3.6 The Purchaser has full power and authority to execute and deliver this Subscription Agreement and to perform the Purchaser’s obligations hereunder, and this Subscription Agreement is a legally binding obligation of the Purchaser enforceable against Purchaser in accordance with its terms; and

3.7 The Purchaser has not incurred any obligation for any finder’s, or broker’s agent’s fees or commission in connection with the transactions contemplated hereby.

Section 4. Purchaser Information. All the information which the undersigned has furnished to the Company, or which is set forth herein, is correct and complete as of the date of this Subscription Agreement, and if there should be any material change in such information, the Purchaser will immediately furnish such revised or corrected information to the Company.

Section 5. Binding Effect. The Purchaser understands that this subscription is not binding upon the Company until the Company accepts it, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company’s execution of the Signature Page where indicated. This Subscription Agreement shall be null and void if the Company does not accept it as aforesaid. Upon acceptance by the Company and receipt of the Purchase Price, the Company will issue to the Purchaser certificates for the full number of Shares purchased hereby by Purchaser.

Section 6. Non transferability. Neither this Subscription Agreement nor any of the rights of the Purchaser hereunder may be transferred or assigned by the Purchaser and any attempted assignment shall be null and void.

Section 7. Amendment; Entire Agreement; Governing Law. This Subscription Agreement (i) may only be modified by a written instrument executed by the Purchaser and the Company, (ii) together with the investor questionnaire, sets forth the entire agreement of the Purchaser and the Company with respect to the subject matter hereof and supersedes all prior agreements and understandings between or among the parties with respect to the subject matter hereof, (iii) shall be governed by the laws of the State of Ohio applicable to contracts made and to be wholly performed therein, and (iv) shall inure to the benefit of, and be binding upon, the Company and the Purchaser and their respective heirs, legal representatives, successors and permitted assigns.

Section 8. Pronouns; Counterparts. Unless the context otherwise requires, all personal pronouns used in this Subscription Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders. This Subscription Agreement may be executed in counterparts and by facsimile and each of such counterparts shall constitute an original, and all of which together shall constitute one and the same document.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the date and year first written above.

Number of Shares subscribed:

Aggregate Purchase Price of Shares subscribed, U.S. $

Deliver my Shares to:

Name:

Address:

Purchaser (please print)

By:
Signature; Title

Address:

Facsimile No:

E-mail:

Cardinal Energy Group, Inc.

By:
Timothy W. Crawford, Chief Executive Officer

Cardinal Energy Group, Inc.
6037 Frantz Road, Suite 103
Dublin, OH 43017

Facsimile: (614) 389-6643

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